Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Claire's Stores, Inc.:

We consent to the use of our report dated April 19, 2007, except as to notes 12 and 13, which are as of December 14, 2007, with respect to the consolidated balance sheets of Claire's Stores, Inc. and subsidiaries as of February 3, 2007 and January 28, 2006, and the related consolidated statements of operations and comprehensive income, changes in stockholders' equity, and cash flows for each of the fiscal years ended February 3, 2007, January 28, 2006, and January 29, 2005 included in the registration statement (No. 333-XXXX) on Form S-4 of Claire's Stores, Inc.

Our report states that effective January 29, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment.


/s/ KPMG LLP

December 14, 2007
Tampa, Florida
Certified Public Accountants